Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1MEF of Applied UV, Inc. of our report dated March 31, 2023, on the consolidated financial statements of Applied UV, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which are incorporated by reference into the Registration Statement (File No. 333-274879) on Form S-1. We also consent to the incorporation by reference in the Registration Statement on Form S-1MEF of Applied UV, Inc. to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

Fort Washington, PA

November 14, 2023